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                                                                 EXHIBIT 10.BB.1

                                              December 18, 2003

Mr. Douglas L. Foshee
President & Chief Executive Officer
El Paso Corporation

Dear Doug:

      As you know, your letter agreement dated July 15, 2003, provides for a base salary to be paid to you in the amount of $900,000 per annum. You have decided that your base salary will be reduced by $270,000 (to $630,000), and you will give up the right to this amount for a period of one year beginning January 1, 2004. Although you will give up the right to this amount, the Company will continue to record your base salary in the amount of $900,000 for purposes of measuring and calculating all other compensation and benefits under any Company plans and arrangements to which you remain entitled. The Compensation Committee will also continue to review your annual salary level for increases in the ordinary course.

      This letter confirms that $270,000 of your base salary will not be paid to you for a period of one year beginning January 1, 2004, but shall be recorded for purposes of determining other amounts owing to you under the terms of Company benefit plans and arrangements in which you participate. Please indicate your understanding of, and agreement to, this letter in the space provided below.

                                              Sincerely,

                                              /s/ SUSAN B. ORTENSTONE
                                              ----------------------------


Understood and Agreed:

  /s/ DOUGLAS L. FOSHEE
-------------------------
    Douglas L. Foshee